UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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QUALITY SYSTEMS, INC.
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QUALITY SYSTEMS, INC. FILES PRELIMINARY PROXY MATERIALS

Sends Open Letter To All Shareholders Regarding Depth and Strength of QSI’s Highly Qualified Director Nominees

IRVINE, Calif. — June 26, 2012 — Quality Systems, Inc. (NASDAQ:QSII) announced today that it filed preliminary proxy materials on June 25, 2012 for its upcoming 2012 Annual Shareholders’ Meeting that will be held on August 16, 2012. The majority of the company’s Directors recommend the reelection of the following nominees to the Board of Directors: Sheldon Razin, Steven Plochocki, Craig Barbarosh, George Bristol, Russell Pflueger, Lance Rosenzweig and Maureen Spivack. The letter also recommends the election of Mark Davis as a new director. Mr. Davis has more than 20 years’ experience advising and financing technology companies, including software, cloud infrastructure and information technology firms, as well as experience as a certified public accountant. These nominees are dedicated to continuing their commitment to enhancing shareholder value and upholding the highest standards of corporate governance.

The company also announced that it issued today an open letter to all shareholders in advance of the annual meeting. The letter discusses the company’s five-year compound growth in revenue and earnings per share of 23% and 18%, respectively, and strong record of cash flow generation, allowing reinvestment in the growth of the business and returning capital to shareholders through cash dividends. The letter outlines management’s key priorities and strategy to accomplish each, which include:

•	Maximizing value for all shareholders through prudent growth;

•	Strengthening product and service offerings to capitalize on current and future opportunities while capturing additional market share; and

•	Continuing to return capital to our shareholders through dividends.

A copy of the letter follows:

Open Letter to Quality Systems, Inc. Shareholders

Dear Fellow Shareholder:

We are writing to update you on some recent news at Quality Systems, Inc. On June 25, 2012, we filed our preliminary proxy materials for our upcoming 2012 annual meeting of shareholders, which is scheduled to be held on August 16, 2012. This is a very important meeting, for reasons we explain below. We encourage you to read the company’s final proxy materials carefully once they are sent to you in the next few weeks. We believe the outcome of this election will affect the value of your investment and the future of our company.

In our preliminary proxy, we recommend the election of eight directors to our Board of Directors. Seven of our nominees — Sheldon Razin, Steven Plochocki, Craig Barbarosh, George Bristol, Russell Pflueger, Lance Rosenzweig and Maureen Spivack — are current directors who have been nominated for reelection. In addition, we have nominated Mark Davis, who has more than 20 years of experience advising and financing technology companies, including software, cloud infrastructure and information technology firms, as well as experience as a certified public accountant. All of our nominees are dedicated to continuing our commitment to enhancing shareholder value and upholding the highest standards of corporate governance, and we are asking for your support in electing them.

We also want to let you know that a dissident member of the Quality Systems Board and a shareholder in the company, Ahmed Hussein, is once again planning to wage a costly proxy contest in an attempt to seize control of our Board. This is his fourth attempt since 2004 to nominate candidates to the Board. All of Mr. Hussein’s prior attempts have failed. You may also be receiving proxy materials from Mr. Hussein, which will include his hand-picked slate of seven director nominees. We encourage you to consider all previous actions by Mr. Hussein and disregard any materials he may send you, as we believe our Board nominees and management team have the right experience, the right strategic plan and a strong track record of growth and profitability that will best benefit all Quality Systems’ shareholders moving forward. As discussed with you in our previous communications, we continue to successfully execute our strategic plan, which includes:

•	Maximizing value for all shareholders through prudent growth;

•	Strengthening our product and service offerings to capitalize on current and future opportunities while capturing additional market share; and,

•	Continuing to return capital to our shareholders through dividends.

Our Board nominees believe that this plan, under their guidance and executed by our experienced management team, is the best way to maximize your investment in Quality Systems.

QSI — A Track Record of Delivering Superior Performance and Generating Returns for Shareholders

The following table highlights the company’s growth over the past several years.

Fiscal year ended March 31,	2012	2011	2010	2009	2008
Revenue	$429,835	$353,363	$291,811	$245,515	$186,500
Net income	$75,657	$61,606	$48,379	$46,119	$40,078
Diluted earnings per share	$1.28	$1.06	$0.84	$0.81	$0.72
Cash dividends declared per share	$0.70	$0.63	$0.60	$0.58	$0.50
Total shareholders’ equity	$295,177	$224,670	$188,289	$155,567	$113,705
Cash flow from operations	$76,786	$70,064	$55,220	$48,712	$43,599

(in thousands, except per share amounts)

All per share amounts have been restated for the periods presented to reflect the two-for-one split of our common stock effective October 27, 2011.

Quality Systems has a track record of delivering growth and profitability and a proven vision for continuing on this path. Here are some of the highlights of our financial performance and operational milestones of late:

•

We have a strong record of growth and profitability. For the fiscal year ended March 31, 2012, revenue increased by 22% and fully-diluted earnings per share increased by 21%. Over the past five fiscal years, revenue and earnings per share have grown at a compound annual growth rate of 23% and 18%, respectively;

•

We have a solid record of cash flow generation, allowing us to invest in growing our business and paying dividends to our shareholders. We generated $77 million in cash flows from operations in fiscal 2012, placing us in a stronger cash position than ever, and have increased cash dividends to shareholders in each of the last five years;

•

We have broadened our product and service offerings through the strategic development of distinct business units (NextGen Hospital Solutions, NextGen RCM Services and QSIDental) to complement our NextGen Healthcare business and have expanded the depth and breadth of our management team by adding highly qualified leaders and other top talent to manage these business units;

•	We now serve 80,000 physicians and dentists, which span 4,000 group practices and more than 250 hospitals;

•

We have continued to grow our business both organically and through strategic acquisitions, including five acquisitions completed since the end of fiscal 2011, and have further expanded our new technology innovation center in Bangalore, India; and,

•

We have achieved all this while maintaining prudent expense discipline in executing our growth plan, remaining focused on growth opportunities using a combination of cash from operations and stock as funding sources.

QSI — The Right Strategy to Capitalize on Opportunities and Maximize Value

We are proud of our strong record of delivering earnings growth and generating superior returns for our shareholders. We are also confident about our growth prospects. For fiscal 2013, we expect that revenues will increase in the 20-24% range and we expect earnings per share to grow by 20-25%.

Led by our Board nominees and management team, we have a robust strategy in place to enhance our position as a leader in the healthcare information technology (HCIT) sector and capture growth potential arising out of demographic, industry and regulatory developments. Here are some of the key elements of our strategy:

•

Continue to develop and enhance our software solutions to remain at the forefront of industry changes that are driven by healthcare reform, stimulus incentives and the transition from fee for service to pay for performance/quality initiatives such as those promoted by accountable care organizations.

•

Position our company to take advantage of the significant opportunity created by the large unaddressed market and stimulus incentives in our sector. Only about 50% of healthcare practices today have adopted an electronic health record (EHR) platform. This whitespace, coupled with the $30 billion in federal stimulus incentives allocated to healthcare practices for transition to an electronic platform, creates a unique opportunity for us to continue to capitalize on the evolving healthcare landscape.

•	Promote cross-selling opportunities among our business units and existing customer groups while selling complementary suites of products and services from multiple business divisions to new customers.

•	Expand our Revenue Cycle Management capabilities to the dental and hospital markets.

•

Further invest in our infrastructure, including product development, sales, marketing, implementation and support, while maintaining reasonable expense discipline, in order to add new clients and enhance support for existing clients.

•	Continue to focus on growing the company through a combination of organic growth and expansion through strategic acquisitions of complementary businesses and technologies.

•

Continue to expand our offshore capabilities for software development and other back office functions. Our growing technology innovation center in Bangalore, India currently has over 150 technologists and engineers, significantly increasing the breadth and efficiency of our product development and implementation expertise.

•	Extend our international distribution channels, as exemplified by our first international distribution partnership agreement with Dell and Puerto Rico Hospital.

We believe that this strategy will enable us to retain and expand relationships with our existing clients as well as to successfully compete and win in the 50% of the market that has yet to adopt an EHR platform. Underlying this strategy is a firm commitment by our Board nominees and management team to enhance shareholder value by continuing to manage QSI in a disciplined manner.

But Don’t Just Take Our Word for It

Our track record of strategic growth, profitability and innovation in the industry has been well documented:

•	In May 2012, Forbes ranked QSI as one of the 25 Fastest Growing Technology Companies for the fourth consecutive year;

•	In November 2011, Forbes ranked QSI as one of the 100 Best Small Companies for the eleventh consecutive year — #14 in 2011; and,

•	In October 2011, we received the International Business Award for Company of the Year in the field of Computer Services.

“When I’m looking for growth, I screen for companies with historical track records of earnings growth of 15% to 20% or better… companies capable of generating that kind of growth are very rare. Moreover, to find one with an attractive and growing dividend yield is rarer still. Yet, there is one company that meets all the qualities I’ve discussed thus far… Quality Systems Inc.” (Chuck Carnevale, Motley Fool, June 6, 2012)

Several times in the past, Mr. Hussein has attempted to gain control of Quality Systems’ Board of Directors through long and wasteful proxy contests. He has consistently failed in these attempts, and has a long history of disruptive behavior in the boardroom. We believe Mr. Hussein’s latest announcement is just more of the same – a needless distraction and attempt to derail what we believe is the right strategic plan to continue delivering exceptional value to shareholders. Again, we encourage you to discard any materials you receive from Mr. Hussein.

Thank you for your continued support. We look forward to communicating with you again in the near future.

Sincerely,

Sheldon Razin

Steven T. Plochocki

Craig A. Barbarosh

George H. Bristol

D. Russell Pflueger

Lance E. Rosenzweig

Maureen A. Spivack

Quality Systems, Inc.

Irvine, Calif.-based Quality Systems, Inc. and its NextGen Healthcare subsidiary develop and market computer-based practice management, electronic health records and revenue cycle management applications as well as connectivity products and services for medical and dental group practices and small hospitals. Visit www.qsii.com and www.nextgen.com for additional information.

INFORMATION REGARDING PARTICIPANTS

Information concerning the company and our directors, director nominees, and certain executives who are or may be participants in the solicitation of proxies in connection with the company’s upcoming 2012 annual meeting of shareholders is available in the preliminary proxy statement filed by the company with the SEC on June 25, 2012.

ADDITIONAL INFORMATION

On June 25, 2012, the company filed a preliminary proxy statement in connection with its 2012 annual meeting of shareholders. Prior to the annual meeting, the company will furnish a definitive proxy statement to its shareholders, together with a proxy card. Company shareholders are strongly advised to read the definitive proxy statement and the accompanying proxy card when they become available, as they will contain important information. Shareholders will be able to obtain the definitive proxy statement, any amendments or supplements to such proxy statement, and other documents filed by the company with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the definitive proxy statement and any amendments and supplements to such proxy statement may be requested by contacting our proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 toll-free or by email at proxy@mackenziepartners.com.

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS

Statements made in this document, the proxy statements to be filed with the Securities and Exchange Commission, communications to shareholders, press releases and oral statements made by our representatives that are not historical in nature, or that state our or management’s intentions, hopes, beliefs, expectations or predictions of the future, may constitute “forward-looking statements” within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. Forward-looking statements can often be identified by the use of forward-looking , such as “could,” “ should,” “will,” “will be,” “will lead,” “will assist,” “intended,” “continue,” “believe,” “may,” “ expect,” “hope,” “anticipate,” “goal,” “forecast,” “plan,” or “estimate” or variations thereof or similar expressions. Forward-looking statements are not guarantees of future performance.

Forward-looking statements involve risks, uncertainties and assumptions. It is important to note that any such performance and actual results, financial condition or business, could differ materially from those expressed in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the risk factors discussed under “Risk Factors” in our Annual Report on Form 10-K for fiscal year ended March 31, 2012, as well as factors discussed elsewhere in this and other reports and documents we file with the Securities and Exchange Commission. Other unforeseen factors not identified herein could also have such an effect. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time unless required by law. Interested persons are urged to review the risks described under “Risk Factors” and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for fiscal year ended March 31, 2012, as well as in our other public disclosures and filings with the Securities and Exchange Commission.

Investor Contacts:

Steven Plochocki, CEO

949-255-2600

splochocki@qsii.com

or

Larry Dennedy

MacKenzie Partners

(212) 929-5500

Media Contacts:

Susan J. Lewis

303-804-0494

slewis@qsii.com

or

Tom Johnson or Mike Pascale

Abernathy MacGregor

(212) 371-5999